                                                                Exhibit (c)(2)


                                 AGREEMENT
                                 ---------


          This Agreement is entered into as of February 6, 1998 by and among Fountain View, Inc., a Delaware corporation (the "Company"), Robert Snukal
                                                  -------
("RS"), Sheila Snukal ("SS", and together with RS, the "Snukals"), William Scott
  --                    --                              -------
("Scott") and Heritage Fund II, L.P. ("Heritage").
  -----                                --------

                                  Introduction
                                  ------------

          This Agreement is being entered into in connection with the proposed acquisition (the "Acquisition") of Summit Care Corporation ("Summit") by a
                  -----------                                ------
newly-formed subsidiary of the Company (the "Sub"). Heritage is making a
                                             ---
commitment to invest substantial additional funds in the Company in order to effect the Acquisition, in reliance on the terms of this Agreement.

          The Acquisition will be structured as (i) a tender offer by the Sub for shares of Summit (the "Offer"), followed by (ii) a merger of Sub into Summit
                           -----
(the "Merger"), pursuant to an Agreement and Plan of Merger among Summit, the
      ------
Company and the Sub (the "Merger Agreement").
                          ----------------

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.  Equity Ownership and Structure.  Effective immediately prior to
              ------------------------------
the purchase of shares pursuant to the Offer (the "Tender Closing"), the stock
                                                   --------------
ownership of the Company will be restructured in the following manner, and the new investments specified below will be made, in a transaction under Sections 351 and 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"):
 ----

          (a)  Investments.  Each of the parties will contribute to the Company
               -----------
immediately prior to the Tender Closing the following amounts (inclusive of amounts currently held in stock of the Company):

               (i)  Heritage will invest:

                    (A) $24,500,000 in value of Company stock already held, and
                    (B) $74,500,000 in new cash

               (ii)   The Snukals will invest:

                    (A) $17,500,000 in value of Company stock already held
                        (including Series A-3 shares previously distributed by
                         them), and
                    (B) $5,000,000 in new cash

               (iii)  Scott will invest:

                    (A) All of his Summit stock and the full amount of his
                        after-tax option and pension proceeds received on or about the date of the Merger (approximately $2,500,000)

          (b)  Classes of Stock.  Effective immediately prior to the Tender
               ----------------
Closing, the existing stock of the Company will be reorganized into, and the new cash invested in the Company will purchase, shares of Series A Common Stock (the "Series A Stock") and Series B Non-Voting Common Stock (the "Series B Stock")
 --------------                                              --------------
described below, which will be the only outstanding equity securities of the Company. The Series A Stock and the Series B Stock will have the following general characteristics:

               (i) The Series A Stock will be entitled to receive return of capital (which means, for this purpose, the amount of cash contributed and the value of the shares exchanged for Series A Stock) plus a 22% internal rate of return before any distributions are made on the Series B Stock.

               (ii) After the Series A Stock has been paid the foregoing amounts, each share of Series B Stock will be entitled to a distribution of the same amount as was distributed in respect of each share of Series A Stock.

               (iii) After all of the foregoing distributions, the Series A Stock and Series B Stock will share any remaining proceeds on a pro rata basis.

          (c)  Ownership of Stock.  The outstanding Common Stock will be owned
               ------------------
as follows:

               (i) The Series A Stock will be owned by Heritage, the Snukals and Scott as follows:

                    Heritage        78,240 shares
                    Snukals         17,780 shares
                    Scott            3,980 shares/1/


               (ii) The Series B Stock will be owned by the Snukals and Scott, or their respective designees, as follows:

                    Snukals          6,125 shares
                    Scott            4,649 shares


--------------------
        /1/ 2,000 of these shares may be in the form of nominally priced options or warrants

        The actual number of shares or options to be received by Scott will be adjusted to reflect the after-tax proceeds actually invested by him.

     The Series B Stock will equal 9.73% of all outstanding shares of Common Stock of both series. The Series B Stock will be issued for nominal consideration, and it is anticipated that the holders will file Section 83(b) Elections under the Code.

          (d)  Repurchase of Series B Stock.  The Series B Stock will be subject
               ----------------------------
to repurchase at cost by the Company upon a Trigger Event (which term will generally have the meaning given to it in the existing Company Stockholders Agreement) on a sliding scale based on achievement of the terminal value targets for the Company's equity value (shown as Base Case, Management Case and Upside Case on Exhibit A attached hereto) upon a Trigger Event, as follows:
        ---------

               (i) If the terminal value on a Trigger Event is at or below the Base Case, all shares of Series B Stock will be repurchased.

               (ii) If the terminal value on a Trigger Event is at the Management Case, 3,020 shares of Series B Stock will be repurchased.

               (iii) If the terminal value on a Trigger Event is at or above the Upside Case, no shares of Series B Stock will be repurchased.

               (iv) The number of shares to be repurchased will be adjusted ratably between the Base Case and the Management Case and between the Management Case and the Upside Case, to the extent that the terminal value is between such cases on a Trigger Event.

               (v) Repurchases of Series B Stock will be pro rata among all holders thereof.

          (e)  Scott Investment.  Scott will contribute all of his interest in
               ----------------
Summit into the Company, including stock, options and after-tax pension proceeds received on or about the date of the Merger. In the case of options held by Scott, (i) these options will be cashed out in the Merger, (ii) Scott will receive a bonus from the Company to pay tax due on the options (to the extent that it is tax neutral to the Company, using corresponding tax benefit) and (ii) all net after tax option proceeds (after taking into account the foregoing bonus payment) will be invested in the Company. A portion of Scott's investment may be delayed until he receives proceeds at the Merger closing.

          (f)  Warrants, etc.  If the financing obtained to consummate the Offer
               -------------
or the Merger, or to refinance existing indebtedness or liabilities of the Company or Summit, includes warrants or other equity interests in the Company for the lenders or other third parties involved in such financing, or if Sutro invests in the Company, the resulting dilution will be shared ratably by all parties hereto and other stockholders of the Company.

          (g)  Option Pool.  The parties intend that after the Merger the
               -----------
Company will put into effect a management option program to provide incentive to employees (other than RS and Scott), and which will dilute all stockholders ratably.

     2.  Stockholders Agreement.  Immediately prior to the Tender Closing, the
         ----------------------
parties will enter into a new Stockholders Agreement, replacing the existing Fountain View Stockholders Agreement, the material terms of which will be as follows:

          (a)  Board of Directors.  RS will be entitled to designate two
               ------------------
directors (but not less than 25% of the directors) and Scott will be entitled to designate one director of the Company for such time as they hold stock of the Company. All other directors of the Company will be designated by Heritage.

          (b)  Stock transfers.  The following provisions will govern stock
               ---------------
transfers:

               (i) No transfers of stock by non-Heritage stockholders will be permitted for four years after the Tender Closing, except for estate planning transfers (including transfers of Series B shares) or as described below; provided that any party whose employment is terminated without cause by the Company (other than for death or disability) will no longer be subject to such restriction, but will be subject to the restrictions in paragraph (ii) below.

               (ii) The Company and the other stockholders will have a right of first refusal on transfers by non-Heritage stockholders, except for estate planning transfers (including transfers of Series B shares) or as described below.

               (iii) Non-Heritage stockholders have tag along rights on sales by Heritage in a transaction constituting a Trigger Event, whether structured as a stock sale, merger or otherwise.

               (iv) Heritage has drag along rights on stock of non-Heritage stockholders in a transaction constituting a Trigger Event, whether structured as a stock sale, merger or otherwise.

          (c)  Repurchase of Series B Shares.  The following provisions will
               -----------------------------
govern repurchase of Series B shares:

               (i) The repurchase of shares of Series B shares upon a Trigger Event, based on the Terminal Value targets, as described above, will be provided for in the Stockholders Agreement.

               (ii) Terminal Value targets for forfeiture of Series B shares may be changed by approval of the Company's Board of Directors to reflect acquisitions and other transactions not in the ordinary course, provided that in selecting the new targets the members of the Board approving such changes believe in good faith that the new targets are broadly consistent with the valuation methodology being applied in determining the initial Terminal Value targets attached to this Agreement.

          (d)  Recapitalization.  Immediately prior to consummation of a
               ----------------
registered initial public offering of the Company's common stock (an "IPO"),
                                                                      ---
there will be a required recapitalization of all shares into a single class of common stock, based on their value at that time.

          (e)  Termination.  The Stockholders Agreement will terminate on an
               -----------
IPO.

     3.  Registration Rights Agreement.  Immediately prior to the Tender
         -----------------------------
Closing, the parties will enter into a new Registration Rights Agreement, replacing the existing Fountain View Registration Rights Agreement, the material terms of which will be as follows:

          (a)  Demand registrations.
               --------------------

               (i) Heritage will be entitled to cause the Company to effect an IPO at any time.

               (ii) Heritage will have the right to effect two demand registrations.

               (iii) The Snukals will have the right to effect one demand registration, in which Scott will have the right, at his election, to share on a pro rata basis.

          (b)  Piggyback and S-3 Registrations.  The parties will be entitled to
               -------------------------------
unlimited piggyback and S-3 registrations.

          (c)  Cutbacks.  All registrations will be subject to customary
               --------
cutbacks. In each cutback, other than in the demand registration of the Snukals and Scott described above, shares to be included by non-Heritage stockholders will be reduced before shares of Heritage are reduced.

          (d)  Additional Registration Rights.  If a majority of the Company's
               ------------------------------
Board believes in good faith that additional registration rights should be granted to new investors in the Company who are acquiring, in the aggregate, at least 15% of the Company's stock, the Board may grant such rights even though such additional rights may impair or limit the rights of the parties to this Agreement.

     4.  Employment Agreements for Key Management.  Immediately prior to the
         ----------------------------------------
Tender Closing (or, in the case of Scott, the effective time of the Merger), the Company will enter into new Employment Agreements with each of RS, SS and Scott, replacing their existing employment agreements with the Company and Summit (although, in the case of Scott, not in manner that triggers severance or other similar payments from Summit), respectively. These agreements will have substantially the following terms:

          (a)  Term.  Each agreement will be for a scheduled term of five years
               ----
commencing on the Tender Closing.

          (b)  Titles; Duties.  RS will have the title "Chief Executive
               --------------
Officer", SS will have the title "Executive Vice President" and Scott will initially have the title "Chairman", and each will have duties consistent with such titles as specified by the Company's Board.

          (c)  Compensation and Benefits.
               -------------------------

               (i) RS will be entitled to a base salary at an annual rate of $500,000, and will be eligible for (A) an annual bonus of $250,000 if the Company achieves base case EBITDA and (B) up to an additional bonus of $250,000, determined ratably based on the Company's EBITDA being between the base case and the upside case.

               (ii) SS will be entitled to a base salary at an annual rate of $225,000, and will be eligible for an annual bonus of up to $125,000, determined ratably based on the Company's EBITDA being between the base case and the upside case.

               (iii) Scott will be entitled to a base salary at an annual rate of $450,000, and will be eligible for (A) an annual bonus of $200,000 if the Company achieves base case EBITDA and (B) up to an additional bonus of $150,000, determined ratably based on the Company's EBITDA being between the base case and the upside case.

               (iv) Salary levels will be subject to annual consumer price adjustments.

               (v) Base case, management case and upside case EBITDA for purposes of determining bonuses will be as set forth on Exhibit B hereto,
                                                             ---------
     and may be changed by approval of the Company's Board of Directors to reflect acquisitions and other transactions not in the ordinary course, provided that in selecting the new EBITDA targets the members of the Board approving such changes believe in good faith that the new targets are broadly consistent with the valuation methodology being applied in determining the initial EBITDA targets attached to this Agreement.

               (vi) Benefits will be not less than greater of current Company or Summit benefits generally available to executives.

          (d)  Termination.  RS, SS and Scott may be terminated with or without
               -----------
cause. In the case of termination without cause (other than on death or disability), the Company will continue to pay their base salary (plus an additional $25,000 in the aggregate, in the case of such termination of both RS and SS) for the duration of their scheduled term of employment. If RS is terminated without cause, SS may, at her option, deem her employment to have been terminated without cause and receive the severance referred to in the preceding sentence. In the case of Scott, his severance will be reduced by the amount, if any, he is then due under the Summit Special Severance Plan.

          (e)  Other Provisions.  The confidentiality, noncompetition and cause
               ----------------
definitions will be substantially similar to those in RS's existing Company employment agreement.

     5.  Snukal Leases.  Immediately prior to the Tender Closing, the Snukals
         -------------
and the Company will amend the existing leases between the Company and them to provide as follows:

          (a)  Approval.  They will approve change of control of the Company
               --------
effected by the transactions described in this Agreement.

          (b)  Future Transactions.  A subsequent IPO, change of control or
               -------------------
other future disposition or change of ownership of the Company will not require approval of the Snukals.

          (c)  Security Deposits.  The security deposits under the leases will
               -----------------
increase to six months rent (from one month) on first to occur of (i) the Snukals no longer holding equity in Fountain View, (ii) the Snukals no longer being in active management of the Company (unless they voluntarily resign, other than upon death or disability), (iii) a Trigger Event (other than an IPO) or
(iv) two months after an IPO.

          (d)  Leasehold Mortgages.  The Snukals will agree to grant leasehold
               -------------------
mortgages to lenders to the Company and/or its direct or indirect subsidiaries, until the earlier of (i) a Trigger Event (other than an IPO) or (ii) six months after an IPO.

     6.  Heritage Right to Act for the Company.  Upon signing the Merger
         -------------------------------------
Agreement, and until it is terminated in accordance with its terms (if at all), Heritage will have the immediate and sole right to act for the Company and the Sub in all respects with respect to the Merger Agreement, the Offer, the Merger and all other matters in any way ancillary or related thereto. If requested by Heritage, the Snukals agree immediately to elect such additional members to the Company's Board as Heritage requests, as long as RS and SS represent not less than 25% of the Board. This Agreement constitutes an irrevocable proxy and power of attorney from the Company and the Snukals to effect all of the purposes of this Agreement, including without limitation as set forth in this Section.

     7.  Definitive Documents.  Although this Agreement is binding on the
         --------------------
parties, the parties intend to replace this Agreement with final definitive agreements and instruments evidencing the provisions hereof. The parties agree that such definitive agreements will be prepared in good faith and delivered by Heritage and its counsel promptly after the date hereof. Such agreements shall be negotiated in good faith by the parties and shall be executed no later than five days thereafter. The parties agree that it is central to the parties' agreements contained in this Agreement that such definitive documents be fully executed substantially in advance of the Tender Closing, and the parties agree to execute such definitive agreements and instruments even if there are matters contained in such agreements as to which the parties disagree, as long as such agreements are broadly consistent with the terms outlined in this Agreement.

     8.  Equitable Remedies.  The parties understand and acknowledge that any
         ------------------
breach of this Agreement would cause irreparable injury to Heritage for which there would be no adequate remedy at law, and that, in the event of such a breach or threat thereof, Heritage shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other parties to this Agreement from violating any provision hereof.

     9.  Obligations of Snukals with respect to other Company Stockholders.
         -----------------------------------------------------------------
Prior to the Tender Closing, the Snukals will cause all current stockholders of the Company, other than Heritage, to comply with the terms of this Agreement and to execute all agreements required hereby.

     10.  Miscellaneous.  This agreement supersedes and overrides all other
          -------------
agreements among some or all of the parties with respect to the matters covered hereby. This Agreement shall be effective only upon the signing of the Merger Agreement, and shall have no force or effect if the Merger Agreement is not fully executed. If the Merger Agreement is terminated before the Tender Closing, this Agreement will terminate, and be of no further force or effect. This Agreement is governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts (excluding its conflicts of laws principals) and with the General Corporation Law of the State of Delaware. Jurisdiction of any litigation arising under this Agreement shall be in California.

     IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date set forth above.


                                    /s/ Robert Snukal
                                    ----------------------------
                                    Robert Snukal


                                    /s/ Sheila Snukal
                                    ----------------------------
                                    Sheila Snukal


                                    /s/ William C. Scott
                                    ----------------------------
                                    William Scott


                                    HERITAGE FUND II, L.P.
                                    By HF Partners II, L.L.C.,
                                      its general partner



                                    By /s/ T. Brook Parker
                                      ---------------------------




     The undersigned, Karen B. Kaplan, spouse of William Scott, hereby consents to the foregoing agreement.



                                    /s/ Karen B. Kaplan
                                    ----------------------------
                                    Karen B. Kaplan

                                   EXHIBIT A

                             Terminal Values (000)


------------------------------------------------
    Year         Base        Mmgt       Upside
------------  ----------  ----------  ----------
------------------------------------------------
June 1998     $  126,534  $  136,345  $  140,167
------------------------------------------------
Sept. 1998       133,101     157,055     171,750
------------------------------------------------
Dec. 1998        139,667     177,765     203,333
------------------------------------------------
March 1999       146,234     198,476     234,916
------------------------------------------------
June 1999        152,801     219,186     266,499
------------------------------------------------
Sept. 1999       173,526     243,074     298,999
------------------------------------------------
Dec. 1999        194,252     266,962     331,498
------------------------------------------------
March 2000       214,977     290,850     363,998
------------------------------------------------
June 2000        235,702     314,738     396,497
------------------------------------------------
Sept. 2000       245,053     340,397     430,655
------------------------------------------------
Dec. 2000        254,403     366,056     464,812
------------------------------------------------
March 2001       263,754     391,714     498,970
------------------------------------------------
June 2001        273,104     417,373     533,127
------------------------------------------------
Sept. 2001       287,174     450,009     577,406
------------------------------------------------
Dec. 2001        301,244     482,645     621,685
------------------------------------------------
March 2002       315,314     515,281     665,964
------------------------------------------------
June 2002        329,384     547,917     710,243
------------------------------------------------
Sept. 2002       345,976     576,531     746,058
------------------------------------------------
Dec. 2002        362,568     605,145     781,874
------------------------------------------------
March 2003       379,159     633,759     817,689
------------------------------------------------
June 2003        395,751     662,373     853,504
------------------------------------------------
Sept. 2003       420,485     716,191     938,845
------------------------------------------------
Dec. 2003        445,220     770,009   1,024,205
------------------------------------------------
March 2004       469,954     823,826   1,109,555
------------------------------------------------
June 2004        494,689     877,644   1,194,906
------------------------------------------------
Sept. 2004       525,607     948,953   1,314,396
------------------------------------------------
Dec. 2004        556,525   1,020,261   1,433,887
------------------------------------------------
March 2005       587,443   1,091,570   1,553,377
------------------------------------------------
June 2005        618,361   1,162,879   1,672,868
------------------------------------------------


------------------------------------------------
    Year         Base        Mmgt       Upside
------------  ----------  ----------  ----------
------------------------------------------------
Sept. 2005       657,008   1,257,362   1,840,155
------------------------------------------------
Dec. 2005        695,656   1,351,846   2,007,441
------------------------------------------------
March 2005       734,304   1,446,330   2,174,728
------------------------------------------------
June 2005        772,951   1,540,814   2,342,015
------------------------------------------------
Sept. 2005       821,261   1,666,005   2,576,216
------------------------------------------------
Dec. 2005        869,570   1,791,196   2,810,418
------------------------------------------------
March 2006       917,880   1,916,388   3,044,619
------------------------------------------------
June 2006        966,189   2,041,579   3,278,821
------------------------------------------------
Sept. 2006     1,026,576   2,207,457   3,606,703
------------------------------------------------
Dec. 2006      1,086,963   2,373,335   3,934,585
------------------------------------------------
March 2007     1,147,349   2,539,214   4,262,467
------------------------------------------------
June 2007      1,207,736   2,705,092   4,590,349
------------------------------------------------
Sept. 2008     1,283,220   2,924,881   5,049,384
------------------------------------------------
Dec. 2008      1,358,703   3,144,669   5,508,419
------------------------------------------------
March 2008     1,434,187   3,364,458   5,967,454
------------------------------------------------
June 2008      1,509,670   3,584,247   6,426,489
------------------------------------------------

              EXHIBIT B
         EBITDA Targets (000)


              Base     Mgmt    Upside
             -------  -------  -------
30-JUN-99    $45,188  $47,314  $47,314

30-JUN-00     53,581   57,101   59,320

30-JUN-01     56,499   67,030   71,287

30-JUN-02     60,395   78,196   85,390

30-JUN-03     65,080   87,063   95,621
